Exhibit 1.1

FIRST AMENDMENT

TO

EQUITY DISTRIBUTION AGREEMENT

This First Amendment (“Amendment”) to the Equity Distribution Agreement, dated as of October 31, 2014 (the “Agreement”), by and among Tallgrass Energy Partners, LP, a Delaware limited partnership (the “Partnership”) and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Citigroup Global Markets Inc. (each, a “Manager”) is hereby made and entered into by each of the above mentioned parties (the “Parties”) as of May 13, 2015 (the “Effective Date”). Capitalized terms used but not defined herein are used as defined in the Agreement.

RECITALS

WHEREAS, the Agreement allows for the Partnership to issue and sell through or to the Managers, each acting as agent and/or principal, common units representing limited partner interests in the Partnership having an aggregate gross sales price of up to $200,000,000;

WHEREAS, due to sales made by the Partnership pursuant to equity offerings under the Registration Statement in July 2014 and February 2015 (and, with respect to the equity offering in February 2015, the subsequent exercise of the underwriters’ option to purchase additional Common Units in March 2015), the Registration Statement no longer contains an aggregate amount of up to $200,000,000 to offer and sell under the Agreement; and

WHEREAS, the Parties have agreed to modify the Agreement as stated below to (i) reflect that the Partnership may issue and sell through or to the Managers common units representing limited partner interests in the Partnership having an aggregate gross sales price of up to $100,202,500 and (ii) revise certain provisions of the Agreement to reflect changes that have occurred since the Agreement was originally executed.

NOW, THEREFORE, the Agreement is hereby amended as follows:

Section 1. Amendment.

Section 1.1 The first paragraph of Section 1 of the Agreement shall be amended to read in its entirety as follows:

“The Partnership proposes to issue and sell through or to the Managers, each acting as agent and/or principal, common units representing limited partner interests in the Partnership (the “Common Units”) having an aggregate gross sales price of up to $100,202,500 (the “Units”) from time to time during the term of this Agreement and on the terms set forth in Section 3 of this Agreement. The Partnership agrees that whenever it determines to sell the Units directly to any Manager as principal it will enter into a separate written agreement, in form and substance satisfactory to the Partnership and such Manager, containing the terms and conditions of such sale with such Manager (a “Terms Agreement”).”

Section 1.2 Section 2(h) of the Agreement shall be amended to read in its entirety as follows:

“Ownership of the General Partner. Tallgrass Equity, LLC owns a 100% membership interest in the General Partner; such membership interest is duly authorized and validly issued in accordance with the Amended and Restated Limited Liability Company Agreement of the General Partner (the “Amended and Restated GP LLC Agreement”) and is fully paid (to the extent required under the Amended and Restated GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”)); and such membership interest is owned free and clear of all liens, encumbrances, security interests, equities, charges or other claims (“Liens”), except for restrictions on transferability that may be imposed by federal or state securities laws or Liens created, arising under or securing obligations under the Amended and Restated GP LLC Agreement or the Credit Agreement, dated on or about May 12, 2015, among Tallgrass Equity, LLC, as Borrower, the lenders party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent (the “Tallgrass Equity Credit Agreement”).”

Section 1.3 Section 2(i) of the Agreement shall be amended to read in its entirety as follows:

“Ownership of the General Partner Interest in the Partnership. The General Partner is, and at each applicable Settlement Date will be, the sole general partner of the Partnership. As of the date of this Agreement, the General Partner owns 834,391 general partner units (the “General Partner Units”), representing an approximate 1.37% general partner interests in the Partnership (the “General Partner Interest”); such General Partner Units are duly authorized and validly issued in accordance with the Partnership’s Amended and Restated Partnership Agreement, dated May 17, 2013 (the “Amended and Restated Partnership Agreement”); and the General Partner owns such General Partner Units free and clear of all Liens, except for restrictions on transferability that may be imposed by federal or state securities laws or Liens created, arising under or securing obligations under the Amended and Restated Partnership Agreement or the Tallgrass Equity Credit Agreement.”

Section 1.4 Section 2(j) of the Agreement shall be amended to read in its entirety as follows:

“Ownership of the Incentive Distribution Rights. As of the date hereof, the General Partner owns, and will own at any Settlement Date, all of the Incentive Distribution Rights (as defined in the Amended and Restated Partnership Agreement); the Incentive Distribution Rights and the limited partner interests represented thereby are duly authorized and validly issued in accordance with the Amended and Restated Partnership Agreement and are fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)); and the General Partner owns such Incentive Distribution Rights free and clear of all Liens, except for restrictions on transferability that may be imposed by federal or state securities laws or Liens created, arising under or securing obligations under the Amended and Restated Partnership Agreement or the Tallgrass Equity Credit Agreement.”

Section 1.5 Section 2(k) of the Agreement shall be amended to read in its entirety as follows:

“Ownership of the Sponsor Units. Tallgrass Operations, LLC owns 6,355,480 Common Units representing limited partner units in the Partnership (collectively, the “Sponsor Units”); the Sponsor Units and the limited partner interests represented thereby are duly authorized and validly issued in accordance with the Amended and Restated Partnership Agreement and are fully paid (to the extent required under the Amended and Restated Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act); and Tallgrass Operations, LLC owns such Sponsor Units free and clear of all Liens, except for restrictions on transferability that may be imposed by federal or state securities laws or contained in the Amended and Restated Partnership Agreement.

Section 1.6 Section 2(n) of the Agreement shall be amended to read in its entirety as follows:

“Ownership of the Operating Subsidiaries. Other than its indirect ownership of a 66.7% interest in Pony Express, the Partnership owns, and at the applicable Settlement Date will own, directly or indirectly, 100% of the issued membership interests, as applicable, in each of the Operating Subsidiaries; such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreement of such entity (collectively, and with the Partnership Agreement and the GP LLC Agreement, the “Organizational Agreements”) and the certificate of formation of such entity (collectively, with the certificate of limited partnership of the Partnership, as amended, the certificate of formation of the General Partner and the Organizational Agreements, the “Organizational Documents”) and are fully paid (to the extent required under such Organizational Documents) and nonassessable (except (i) in the case of an interest in a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act and (ii) in the case of an interest in a limited liability company formed under the laws of another domestic state, as such nonassessability may be affected by similar provisions of such state’s limited liability company statute); and will be owned, directly or indirectly, by the Partnership, free and clear of all Liens (other than (A) those created, arising under or securing obligations under the Revolving Credit Agreement, dated as of May 17, 2013, among Tallgrass Energy Partners, LP, the syndicate of lenders named therein and Barclays Bank PLC, as administrative agent and collateral agent (together with any amendment thereto, the “Revolving Credit Agreement”), (B) restrictions on transferability that may be imposed by federal or state securities laws and (C) restrictions on transferability contained in the Organizational Documents of such entity or as described in the Registration Statement or the Prospectus).”

Section 1.7 Section 2(o) of the Agreement shall be amended to read in its entirety as follows:

“No Other Subsidiaries. As of the date hereof, the Partnership does not own directly or indirectly, any equity or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity, other than the Operating Subsidiaries and its indirect ownership in BNN South Texas, LLC, a Delaware limited liability company, BNN Water Solutions, LLC, a Delaware limited liability company, BNN Redtail, LLC, a Delaware limited liability company, Alpha Reclaim Technology, LLC, a Texas limited liability company, BNN Recycle, LLC, a Delaware limited liability company, and NECL Realty Holdings, LLC, a Delaware limited liability company.”

Section 1.8 Section 3(d) of the Agreement shall be amended to read in its entirety as follows:

“Limitations on Offering Size. Under no circumstances shall the Partnership cause or request the offer or sale of any Units, if after giving effect to the sale of such Units, the aggregate offering price of the Units sold pursuant to this Agreement would exceed the lesser of (A) the amount available for offer and sale under the currently effective Registration Statement, and (B) the amount authorized from time to time to be issued and sold under this Agreement by the Partnership and notified to the Managers in writing. Under no circumstances shall the Partnership cause or request the offer or sale of any Units pursuant to this Agreement at a price lower than the minimum price authorized from time to time by the Partnership and notified to the Managers in writing. Further, under no circumstances shall the aggregate offering price of Units sold pursuant to this Agreement, including any separate underwriting or similar agreement covering principal transactions described in Section 1 of this Agreement, exceed $100,202,500.”

Section 2. Ratification of Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Agreement shall remain in full force and effect.

Section 3. Governing Law. This Amendment and any claim, controversy or dispute relating to or arising out of this Amendment will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the Effective Date.

Tallgrass Energy Partners, LP

By:	Tallgrass MLP GP, LLC,
its general partner

	By:	/s/ David G. Dehaemers, Jr.
David G. Dehaemers, Jr.
President and Chief Executive Officer

Wells Fargo Securities, LLC

	By:	/s/ Elizabeth Alvarez
Elizabeth Alvarez
Managing Director

Merrill Lynch, Pierce, Fenner & Smith Incorporated

	By:	/s/ G.H. Morrison
G.H. Morrison
Managing Director

Citigroup Global Markets Inc.

	By:	/s/ Michael Jamieson
Michael Jamieson
Managing Director

Signature Page to First Amendment to

Equity Distribution Agreement